EXHIBIT 21

List of Subsidiaries

Biofuels Marketing, Inc.
Aemetis Biochemicals, Inc.
Aemetis International, Inc.
International Biofuels Ltd (Mauritius)
Universal Biofuels Private Limited (India)
Aemetis Technologies, Inc.
Aemetis Biofuels, Inc.
Energy Enzymes, Inc.
AE Advanced Fuels, Inc.
Aemetis Advanced Fuels Keyes, Inc.
Aemetis Facility Keyes, Inc.
Aemetis Advanced Fuels, Inc.
Aemetis Americas, Inc.
AE Biofuels, Inc.